UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2023

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14468	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9669 Hermosa Avenue Rancho Cucamonga, California	91730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 596-8600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

President and Chief Executive Officer Transition

On March 15, 2023 (the “Effective Date”), Tom Y. Lee, the President, Chief Executive Officer and member of the Board of Directors (the “Board”) of Pure Bioscience, Inc. (the “Company”), resigned as the Company’s President and Chief Executive Officer, effective as of the Effective Date. Mr. Lee will continue to serve as a member of the Board.

Additionally, the Board appointed Robert Bartlett, a member of the Board, as the Company’s President and Chief Executive Officer, effective as of the Effective Date. In connection with his appointment as the Company’s President and Chief Executive Officer, Mr. Bartlett transitioned off the audit committee of the Board (the “Audit Committee”) and the compensation committee of the Board (the “Compensation Committee”), each effective as of the Effective Date. Mr. Bartlett will continue to serve as a member of the Board. As of the Effective Date, Mr. Bartlett will no longer receive compensation under our non-employee director compensation program.

Mr. Bartlett, 78, has served as a member of the Board since February 2023. Mr. Bartlett retired in 2006 as Chairman of the Board of Advanced Marketing Services, a major distributor of books and media to warehouse clubs worldwide. Since 1995, he has been the founder and Managing Director of Combined Resources International, a manufacturer and distributor of picture frames, cork erase boards, and children’s furniture to warehouse clubs in the United States and Canada. From 1993 to 1995, he served as Vice President, Divisional Manager at Anderson Chamberlain, Inc., an in-house general merchandise and food broker for Costco’s warehouse clubs worldwide. From 1990 to 1993, he served as Senior Vice President, Operations, Merchandising, Traffic and Distribution with Source Club, Inc., a division of Meijer Stores. From 1989 to 1990, he served as Executive Vice President Merchandising, Operations, Traffic and Distribution with The Wholesale Club, Inc. until it was sold to Walmart in 1990. Prior to that, from 1981 to 1989, he was Executive Vice President, Merchandising, Traffic and Distribution at The Price Company, Inc., the first membership warehouse club in the United States, which later merged with Costco. He served in the United States Army after being drafted in 1965. He served as an artillery surveyor/training non-commissioned officer for an artillery battalion of the 7th Army in Europe, after which he was honorably discharged at the rank of Sergeant (E-5) in 1967. After discharge, he attended junior college under the GI Bill.

The Company entered into an employment agreement with Mr. Bartlett in connection with his appointment as President and Chief Executive Officer (the “Employment Agreement”). The Employment Agreement provides that Mr. Bartlett will receive a base salary of $300,000 per year and a sign-on bonus of $17,500. Additionally, pursuant to the terms of the Employment Agreement, the Compensation Committee will award Mr. Bartlett an option to purchase 500,000 shares of the Company’s common stock (such stock, the “Common Stock” such option, the “Bartlett Option”). The Bartlett Option will vest over time based on Mr. Bartlett’s continuous service as follows: 25% of the shares of Common Stock shall vest on a quarterly basis following the date of grant of the Bartlett Option such that the Bartlett Option shall fully vest on the one-year anniversary of grant. The exercise price per share of the Bartlett Option will be equal to the fair market value of the Common Stock on the date of grant. The Company intends to grant Mr. Bartlett’s equity awards under the Company’s 2017 Equity Incentive Plan. Mr. Bartlett will be subject to customary indemnification provisions.

There are no family relationships between Mr. Bartlett and any of the Company’s directors or executive officers and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Chief Operating Officer Transition

Additionally, Tom Myers, the Company’s Chief Operating Officer and member of the Board, resigned as the Company’s Chief Operating Officer in connection with his transition to the Company’s Executive Vice President, Technology and Development, each effective as of the Effective Date. Mr. Myers will continue to serve as a member of the Board.

Board Member Resignation

On March 19, 2023, Kristin A. Taylor delivered notice to the Board of her resignation from the Board, effective March 19, 2023. Ms. Taylor also resigned her membership on the Audit Committee and the Compensation Committee. The resignation is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.

Dated: March 21, 2023	By:	/s/ Robert Bartlett
Robert Bartlett
President and Chief Executive Officer (Principal Executive Officer)